Exhibit 99.1

               Aaron Rents, Inc. Reports Record First Quarter;
                        Same Store Revenues up 13.7%;
                           Raises Outlook for Year

    ATLANTA, April 26 /PRNewswire-FirstCall/ -- Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics, home appliances and accessories, today announced record revenues and earnings for the first quarter of 2004.
    The Company's fast-growing Aaron's Sales & Lease Ownership division increased revenues 33% during the quarter compared to the same quarter a year ago, including a 13.7% increase in same store revenues.
    "We couldn't be more pleased with the results of the Aaron's Sales & Lease Ownership division," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents. "The demand for the products and services we provide has been extremely strong, and our unique sales and lease ownership concept is enabling us to expand and increase our penetration into this large market. Our first quarter results were better than expectations and we are raising our revenue and earnings forecasts for the remainder of the year."
    For the three months ended March 31, 2004 revenues advanced 27% to $242.5 million compared to $191.3 million for the first quarter of 2003. Net earnings for the first quarter increased 47% to $12.8 million, or $.38 per diluted share, compared to $8.7 million, or $.27 per diluted share, for the same period last year. Revenues for the Company's Aaron's Sales & Lease Ownership division increased 33% for the quarter to $214.5 million versus $161.9 million in the first quarter of last year. The Company's non-GAAP systemwide revenues, which includes gross revenues of franchised stores, advanced 24% to $321.6 million compared to $259.5 million a year ago. Systemwide revenues for the Aaron's Sales & Lease Ownership division were $293.6 million, a 28% increase over the $230.1 million in the first quarter of 2003. A table reconciling Company revenues to systemwide revenues is presented below.
    Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) in the Aaron's Sales & Lease Ownership division increased 13.7% during the first quarter of 2004 compared to first quarter of 2003. Same store revenues increased 12.7% for stores open over two years at the end of March 2004.
    During the first quarter the Company awarded area development agreements to various independent operators to open 53 new Aaron's Sales & Lease Ownership franchise stores. At the end of March there were 266 franchise stores awarded that are scheduled to open over the next several years.
    The Company acquired six stores during the quarter, including two franchise stores, and contracts and related merchandise of two additional stores. The Company's franchisees also purchased the contracts and related merchandise of eight third party stores, keeping six of the acquired stores open. Including these acquisitions, the Aaron's Sales & Lease Ownership division increased its store count during the first quarter by 43 stores, 18 Company-operated stores and 25 franchised stores, bringing the total number of stores open at March 31 to 830. At the end of March the Company also had 60 rent-to-rent stores open.
    "For the second quarter of 2004 we expect revenues to be over $225 million and diluted earnings per share in the range of $.44 to $.46 per share, which includes an anticipated $.10 per diluted share gain on the disposition of our Rainbow Rentals stock in Rainbow Rentals' proposed merger with Rent-A-Center," Mr. Loudermilk continued. "We are increasing our guidance for the full year 2004, expecting Company revenues to exceed $950 million (excluding revenues of franchisees), more than a 24% increase over 2003, with diluted earnings per share in the range of $1.48 to $1.53, compared to the $1.10 diluted per share recorded in 2003. Our new store opening plans are unchanged, adding approximately 140 new stores in 2004, a combination of Company-operated and franchised stores, and we will also further look for acquisition opportunities."
    Rainbow Rentals, Inc. has scheduled a special meeting of shareholders for May 12, 2004 to vote on a proposed merger with Rent-A-Center, Inc. According to the definitive proxy material sent to all Rainbow shareholders in April 2004, subject to shareholder approval and satisfaction of closing conditions, the merger is expected to close in May 2004.
    Aaron Rents will hold a conference call to discuss its quarterly financial results on Tuesday, April 27, 2004, at 8:30 am Eastern Time. The public is invited to listen in to the call by webcast accessible through the Company's website, www.aaronrents.com, in the "Investor Relations" section. The webcast will be archived for playback at that same site.
    Aaron Rents, Inc., based in Atlanta, currently has over 890 Company-operated and franchised stores in the United States, Puerto Rico, and Canada for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 10 facilities in four states.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Certain Factors Affecting Forward Looking Statements" in the Company's Annual Report on Form 10-K for fiscal 2003, which discussion is incorporated herein by this reference. Statements in this release that are "forward-looking" include without limitation Aaron Rents' projected revenues, earnings, and store openings for 2004.


                      Aaron Rents, Inc. and Subsidiaries
                     Consolidated Statements of Earnings
                   (In thousands, except per share amounts)

                                                        (Unaudited)
                                                     Three Months Ended
                                                          March 31,
                                                 2004                   2003

    Revenues:
      Rentals and Fees                       $172,372               $131,037
      Retail Sales                             16,471                 23,038
      Non-Retail Sales                         46,499                 31,557
      Other                                     7,151                  5,628
        Total                                 242,493                191,260

    Costs and Expenses:
      Retail Cost of Sales                     11,710                 16,855
      Non-Retail Cost of Sales                 43,306                 29,402
      Operating Expenses                      102,093                 83,119
      Depreciation of Rental Merchandise       63,470                 46,389
      Interest                                  1,208                  1,588
        Total                                 221,787                177,353

    Earnings Before Taxes                      20,706                 13,907

    Income Taxes                                7,889                  5,159

    Net Earnings                              $12,817                 $8,748

    Earnings Per Share                           $.39                   $.27

    Earnings Per Share Assuming Dilution         $.38                   $.27

    Weighted Average Shares Outstanding        32,883                 32,528

    Weighted Average Shares Outstanding
     Assuming Dilution                         33,506                 32,913


                         Selected Balance Sheet Data
                                (In thousands)
                                 (Unaudited)

                                                March 31,        December 31,
                                                    2004                2003

    Cash                                             $95                 $95
    Accounts Receivable                           33,165              30,878
    Rental Merchandise, Net                      365,681             343,013
    Property, Plant and Equipment, Net            99,813              99,584
    Total Assets                                 584,186             555,292

    Bank Debt                                     11,736              13,870
    Senior Notes                                  50,000              50,000
    Total Liabilities                            245,846             235,106
    Shareholders' Equity                        $338,340            $320,186


        Reconciliation of Company Revenues to Systemwide Revenues (1)
                                (In thousands)
                                                       Three Months Ended
                                                            March 31,
                                                       2004             2003

    Total Company Revenues                         $242,493         $191,260
    Royalty Revenues                                 (4,198)          (3,590)
    Franchisees' Revenues                            83,281           71,800
      Systemwide Revenues                          $321,576         $259,470

    Sales & Lease Ownership Revenues               $214,519         $161,898
    Royalty Revenues                                 (4,198)          (3,590)
    Franchisees' Revenues                            83,281           71,800
      Systemwide Revenues                          $293,602         $230,108


     (1) Non-GAAP systemwide revenues are calculated by adding GAAP revenues to the revenues of the Company's franchisees and subtracting the Company's royalty revenues. Franchisee's revenues, however, are not revenues of Aaron Rents, Inc.

SOURCE  Aaron Rents, Inc.
    -0-                             04/26/2004
    /CONTACT: Gilbert L. Danielson, Executive Vice President, Chief Financial Officer of Aaron Rents, Inc., +1-678-402-3314/
    /Web site:  http://www.aaronrents.com /
    (RNT)

CO:  Aaron Rents, Inc.; Rainbow Rentals, Inc.; Rent-A-Center, Inc.
ST:  Georgia
IN:  REA
SU:  ERN CCA MAV ERP